Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Essex Property Trust, Inc.:

We consent to (i) the use of our report dated February 26, 2014, with respect to the consolidated balance sheets of Essex Property Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule III incorporated by reference herein, (ii) the use of our report dated February 26, 2014 with respect to the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference herein, and (iii) the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
San Francisco, California
June 30, 2014